GRADIENT
INVESTMENTS, LLC

Compliance Manual

Proprietary Notice
This material is proprietary to Gradient Investments, LLC and any unauthorized use is strictly prohibited. Any person copying, duplicating or otherwise using any portion of this material without the written permission of Gradient Investments, LLC will be subject to prosecution to the fullest extent of the law.

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12. CODE OF ETHICS

Summary

Gradient Investments' Code of Ethics is based on the guiding principle that the interests of the client are our top priority. Gradient Investments' officers, directors, advisors, and other employees have a

fiduciary duty to our clients and must diligently perform that duty to maintain the complete trust and confidence of our clients. When the potential for conflict arises, it is our obligation to put client's interests over the interests of either employees or the company.

Background
Gradient Investments views our Code as a living document that exists to ensure that the interests of our clients are continually protected. We review the Code annually and update it to keep current with changes in the industry.

Objectives
The purpose of our Code of Ethics is to ensure that when employees buy or sell securities for their personal account, they do not create actual or potential conflict with our clients. We do not allow any employees to use non-public material information for their personal profit or to use internal research for their personal benefit in conflict with the benefit to our clients.

General Provisions
The Code of Ethics applies to "access" persons. "Access" persons are employees with "access" to Gradient Investments Investment Policy Committee minutes and research. They would include advisors, their assistants, Compliance personnel, and senior management.

New "access" employees are briefed on the Code and are given a copy when hired or appointed as an advisor agent. Before being appointed or within one week of their hire, they must indicate in writing that they have read the Code and agree to its provisions. After that, we require them to review the Code annually and acknowledge in writing by March 31 that their personal investing has complied with the requirements.

The following provisions apply to all "access" persons:

Personal transactions: The Code requires all persons to report their personal securities transactions to Gradient Investments. This includes any activity in any account where the person has a monetary interest.

Reportable securities: The Code applies to the buying and selling of equities, bonds, closed end mutual funds, options, futures, and private placements. The SEC has exempted from reporting certain securities, including open-end mutual funds, certificates of deposit, and short-term government obligations.

Brokerage accounts: All persons must provide Gradient Investments with a current list of their brokerage accounts on an annual basis. Gradient Investments will then instruct the brokerage firm to send duplicate statements and confirms to Gradient Investments Compliance. Access persons must also provide a list of brokerage accounts controlled by the access person or by anyone who resides in the same household (same address) as the access person.

Reporting requirements: All persons must report their personal transactions to Gradient Investments. This is accomplished by the receipt of a Personal Trading Report due by the thirtieth day of the month following a calendar quarter.

General restrictions: The following restrictions also apply:

- You may not participate in initial public offerings, hedge funds, investment clubs, or similar groups.
- You may not give or accept gifts of a value greater than $100.
- You must get approval of Gradient Investments to serve on a board of directors.
- You must get approval of Gradient Investments to participate in private placement transactions.
- You must disclose all new brokerage accounts and other securities holdings within ten (10) days of employment or prior to appointment as an investment advisor and quarterly thereafter.
- You may not borrow and/or lend monies and/or securities from or to clients respectively.

Pre-clearance of trades: At this time, Gradient Investments does not require pre-clearance of trades

Monitoring and Enforcement
The compliance staff and all employees are mandated to work within the compliance policies in place. The operations staff reports to the Chief Compliance Officer.

The Chief Compliance Officer has primary responsibility for ensuring that employees are following all applicable provisions of the Code of Ethics. The Officer also sees that the appropriate procedures and systems are in place to monitor compliance.

Sanctions under the Code range in severity from a caution to warnings, fines, or dismissal.

13. CODE OF ETHICS - INSIDER TRANSACTIONS

The Insider Trading and Securities Fraud Enforcement Act of 1988 requires an investment advisor to establish, maintain and enforce written policies and procedures designed to prevent the misuse of material nonpublic information by its directors, officers and employees.

13.1 Gradient Investments Policy: Insider Trading

Gradient Investments' policy prohibits any person from acting upon or otherwise misusing non-public or inside information. No advisory representative or other employee, officer or director of Gradient Investments may recommend any transaction in a security or its derivative to advisory clients or engage in personal securities transactions for a security or its derivatives if the advisory representative possesses material, nonpublic information regarding the security. The Agreement to Abide by Written Policy of Gradient Investments on Insider Trading must be read and signed by every officer, director, advisory representative and employee of Gradient Investments. Covered persons shall direct any questions regarding the company's policy on insider trading to the Chief Compliance Officer.

13.2 Gradient Investments Procedures: Insider Trading

In the normal course of business the firm is generally not in receipt of non-public information which lessens the chance of insider trading.

a. **Prevention of Insider Trading.** For purposes of preventing insider trading, the Chief Compliance Officer shall:

   1. design an appropriate educational program and provide educational materials to familiarize officers, directors, employees and advisory representatives with Gradient Investments' policy;
   2. answer questions and inquiries regarding Gradient Investments' policy;
   3. review Gradient Investments' policy on a regular basis and update it as necessary to reflect regulatory and industry changes;
   4. resolve issues as to whether information received by an officer, director, employee or advisory representative constitutes material and non-public information;
   5. upon determination that an officer, director, employee, or advisory representative has possession of material non-public information:
      I. implement measures, including but not limited to Chinese Walls, to prevent dissemination of such information; and,
      II. restrict officers, directors, employees and advisory representatives from trading on any affected securities;
   6. hold meetings with all employees at least annually to review the policy.

b. **Detection of Insider Trading.** For purposes of detecting insider trading, the Chief Compliance Officer or his or her designee shall, on a quarterly basis:

   1. review the trading activity reports filed by each officer, director, employee and advisory representative;
   2. submit his or her trading records and other relevant information to another senior manager for review;
   3. review the trading activity of accounts managed by Gradient Investments;

4. if applicable, review trading activity involving Gradient Investments' own account; and
5. coordinate the review of such reports with other appropriate officers, directors, employees and advisory representatives of Gradient Investments.

GI has very little access to information that could potentially lead to insider information or trading.

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